F&A

FRUCI & ASSOCIATES II
A Professional Limited Liability Company

March 11, 2025

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE: Innovega, Inc.

We have read "Item 4 – Changes in Issuer's Certifying Accountant" included in Form 1-U, expected to be filed on or about March 11, 2025 by Innovega, Inc., and are in agreement with the statements contained in paragraphs (a) and (b), insofar as they relate to our firm. We have no basis to agree or disagree with the other statements of Innovega, Inc. contained within the Form 1-U.

Yours truly,

Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Members of:
WSCPA
AICPA

802 N Washington
PO Box 2163
Spokane, Washington
99210-2163

P 509-624-9223
mail@fruci.com
www.fruci.com